UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 30, 2009
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-9247	13-2857434
(Commission File Number)	(IRS Employer Identification No.)

One CA Plaza
Islandia, New York	11749
(Address of Principal Executive Offices)	(Zip Code)
(800) 225-5224

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreements
As of September 30, 2009, CA, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Nancy E. Cooper, the Company’s Executive Vice President and Chief Financial Officer, which amended and restated her original employment agreement which was effective as of August 15, 2006 and subsequently amended and restated on December 12, 2008. The term of the Agreement covers Ms. Cooper’s employment from September 30, 2009 to September 30, 2010 and thereafter will renew annually unless written notice provides otherwise. Ms. Cooper’s employment may be terminated earlier in accordance with the Agreement.
Pursuant to the Agreement, Ms. Cooper’s annual base salary is $600,000 (payable in cash). With respect to the fiscal year beginning April 1, 2010, Ms. Cooper is also eligible to receive (i) a target annual cash bonus of $600,000 and (ii) a target long-term performance bonus of $2,000,000, subject to the terms and conditions of the Company’s annual and long-term performance bonus programs, respectively.
If Ms. Cooper resigns for “good reason” or is terminated by the Company other than for “cause” (each as defined in the Agreement), or if the Company provides notice that it does not wish to extend Ms. Cooper’s employment beyond the initial term and any subsequent annual renewal date, she will be entitled generally to receive a lump sum cash payment equal to one times her base salary and will be eligible to receive a portion of her target annual bonus and performance share awards (subject to actual performance achieved and pro-rated based on the portion of the performance period completed through the termination date), subject to executing the Company’s then standard form of release. Additionally, 20,000 shares of restricted stock granted to Ms. Cooper on July 28, 2009 shall automatically vest.
Ms. Cooper is eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to other senior employees of the Company. Additionally, Ms. Cooper is a participant in the Company’s Change in Control Severance Policy, and is entitled to a lump-sum severance payment equal to 2.99 times her annual base salary and annual performance cash incentive target and certain other benefits, in the event of a termination without “cause” or for “good reason” (as those terms are defined in such policy) following a change in control of the Company.
In addition, as of September 30, 2009, the Company also entered into an amended and restated employment agreement with Amy Fliegelman Olli, the Company’s Executive Vice President and General Counsel, which amended and restated her original employment agreement which was effective as of August 22, 2006 and subsequently amended and restated on December 18, 2008. Ms. Olli is not a named executive officer.
Retention Bonus Letter Agreements
On October 1, 2009, the Company entered into retention bonus letter agreements (the “Retention Letter Agreements”) with two of its named executive officers. Under the first of these Retention Letter Agreements, Michael J. Christenson, the Company’s President and Chief Operating Officer, is entitled to receive $400,000 in cash as of May 1, 2010 and will receive an additional $400,000 in cash as of October 1, 2010, provided he remains employed by the Company through such date. Under the second of these Retention Letter Agreements, Nancy E. Cooper, the Company’s Executive Vice President and Chief Financial Officer, is entitled to receive $300,000 in cash as of May 1, 2010 and will receive an additional $300,000 in cash as of October 1, 2010, provided she remains employed by the Company through such date.
In the event either of the named executive officers resigns for “good reason” or is terminated by the Company other than for “cause” (as defined in their respective employment agreements) before October 1, 2010, and subject to executing the Company’s then standard release, such named executive officer will receive any unpaid portion of their retention bonus amount.
These retention bonus payments are separate from other cash compensation that may be paid to such named executive officers under the Company’s compensation plans. These Retention Letter Agreements are intended to help ensure that the Company continues to retain the services of these named executive officers.
In addition to the Retention Letter Agreements described above, on October 1, 2009, the Company entered into additional retention and/or severance agreements with several other executive officers, none of whom are named executive officers, in order to help ensure their continued service to the Company.

Item 9.01 Exhibits
None

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: October 1, 2009	By:	/s/ C.H.R. DuPree
C.H.R. DuPree
Senior Vice President, Corporate Governance, and Corporate Secretary